EXHIBIT 99.1

Positive Phase 2 Data from Agenus' Brain Cancer Vaccine Presented at Plenary Session of American Academy of Neurological Surgeons Meeting

Newly Diagnosed Patients With Brain Tumors Treated With Prophage Vaccine Show Improvement in Progression Free Survival and Overall Survival Compared to Standard of Care

LEXINGTON, Mass., May 1, 2013 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) today announced that preliminary data from a Phase 2 clinical trial showed that newly diagnosed glioblastoma multiforme (GBM) patients treated with Prophage G-100 (Heat Shock Protein-Peptide Complex-96, HSPPC-96) vaccine plus the standard of care showed a 146% increase in progression free survival (PFS) and a 60% increase in overall survival (OS) as compared to the standard of care alone. Results were presented today by Orin Bloch, M.D., of the Department of Neurological Surgery, University of California San Francisco (UCSF), during Plenary Session III at the 81st American Association of Neurological Surgeons (AANS) Annual Scientific Meeting in New Orleans, Louisiana. Dr. Bloch is a lead medical scientist working on the study at UCSF with Andrew T. Parsa, M.D., Ph.D., lead clinical investigator and study sponsor. Dr. Parsa is currently at UCSF and will soon join Northwestern University as the newly appointed Chair of the Department of Neurological Surgery.

"Cancer vaccines offer the hope of benefit without toxicity for patients with glioblastoma," said Dr. Parsa. "Data from the HSPPC-96 trials have been consistently positive in both recurrent and newly diagnosed GBM settings, supporting the premise that this vaccine may one day become part of the standard of care. We are now advancing HSPPC-96 in recurrent GBM in the largest, randomized brain tumor trial ever funded by the NCI and the largest vaccine study ever conducted with Avastin."

Phase 2 HSPPC-96 Data in Newly Diagnosed GBM Patients

The single-arm, Phase 2 trial of HSPPC-96 in patients with newly diagnosed GBM included a total of 46 patients treated at eight centers across the United States. Patients were treated with radiation and temozolomide as the standard of care in addition to receiving HSPPC-96 vaccination. Analyses of data collected to date show a median PFS of 17 months; these results compare favorably to the PFS reported with the standard of care of radiation and temozolomide alone, which is 6.9 months.[1]

Median OS, which is the primary endpoint for the trial, in patients treated with HSPPC-96 is currently 23.3 months. The majority of enrolled patients in the trial are still being followed and it is expected that PFS and OS will continue to mature as more data are collected. For the standard of care involving treatment with radiation and temozolomide alone, median OS survival is 14.6 months.[1]

A total of 32 patients enrolled and treated at UCSF also underwent testing for expression of B7-H1 in blood samples taken prior to surgery. Glioblastoma has been shown to induce systemic immunosuppression through stimulation of B7-H1 expression, which could affect the efficacy of immunotherapy. These exploratory analyses showed that patients with low expression of B7-H1 (53%) had better PFS (21.6 months) than those with high B7-H1 (47%) expression (11.4 months). This finding may have the potential to help identify a more responsive patient population for future trials.

In addition to the newly diagnosed data presentation at the AANS meeting, the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) is supporting a study of the HSPPC-96 vaccine in a large, randomized Phase 2 trial in combination with bevacizumab (Avastin®) in patients with surgically resectable recurrent GBM. The study is being sponsored by the Alliance for Clinical Trials in Oncology (ALLIANCE), a cooperative group of the NCI. This study represents the largest brain tumor trial ever funded by the NCI and the largest vaccine study ever conducted with Avastin.

About the ALLIANCE Trial in Recurrent Glioma

The ALLIANCE trial will investigate the benefits of treatment with a combination of HSPPC-96 and bevacizumab in a three-arm study of 222 patients with surgically resectable recurrent GBM using a primary endpoint of overall survival. The study will compare efficacy of the HSPPC-96 vaccine administered with bevacizumab either concomitantly or at progression, versus treatment with bevacizumab alone. This study design is supported in part by previous research indicating a potential synergistic effect between the mechanisms of action behind both HSPPC-96 and bevacizumab. For additional information about the Alliance Trial visit http://www.clinicaltrials.gov/ct2/show/NCT01814813?term=HSPPC-96&rank=6.

About the Alliance for Clinical Trials in Oncology at NCI

The Alliance is composed of three NCI funded cooperative groups (American College of Surgeons Oncology Group [ACOSOG], Cancer and Leukemia Group B [CALGB], and North Central Cancer Treatment Group [NCCTG]). These three groups have been integrated in an effort to develop and conduct more efficient clinical research studies to bring clinical trial results to patients more quickly.

The Phase 2 recurrent and newly diagnosed trials are being sponsored by Dr. Parsa and UCSF and are primarily supported through funding from the American Brain Tumor Association, Accelerated Brain Cancer Cure, National Brain Tumor Society, and National Cancer Institute Special Programs of Research Excellence. Drs. Parsa and Bloch have not received any financial support or travel expense reimbursement for this work or for consulting activities on behalf of Agenus and they do not have an equity interest in Agenus or a financial relationship with the company.

About Glioblastoma Multiforme (GBM)

The incidence rates of primary malignant brain and central nervous system (CNS) cancers have increased over the last three decades.[2] The American Cancer Society estimates that more than 22,000 malignant tumors of the brain or spinal cord were diagnosed during 2010 in the US and that more than 13,000 people would die from these tumors. Glioblastoma is the most common primary malignant brain tumor and accounts for the majority of diagnoses. It has been associated with a particularly poor prognosis, with survival rates at one and five years equaling 33.7% and 4.5%, respectively.[3] The current standard of care for patients with newly diagnosed glioblastoma is surgical resection followed by fractionated external beam radiotherapy and systemic temozolomide[4] resulting in a median overall survival (OS) of 14.6 months[5] based on data from a randomized Phase III trial. Although this treatment can prolong survival, it is not curative and the vast majority of patients with glioblastoma experience recurrent disease, with a median time to recurrence of seven months.[6] Currently, there is no standard treatment for patients with recurrent glioblastoma, although additional surgery, chemotherapy (i.e., CCNU, temozolomide), bevacizumab, and radiotherapy are used.

About the Prophage Series Cancer Vaccines

Prophage series cancer vaccines candidates are autologous therapies derived from cells extracted from the patient's tumor. As a result, Prophage Series vaccines contain a precise antigenic 'fingerprint' of a patient's particular cancer and are designed to reprogram the body's immune system to target only cells bearing this fingerprint, reducing the risk that powerful anti-cancer agents will target healthy tissue and cause debilitating side effects often associated with chemotherapy and radiation therapy. The Prophage Series G vaccines are currently being studied in two different settings of GBM: newly diagnosed and recurrent disease.

In addition to the newly diagnosed GBM study with G-100 and the ALLIANCE trial, a Phase 2 study testing the Prophage Series G-200 in patients with recurrent glioma is underway. Agenus expects the final trial results of this study to be published in a scientific journal in 2013.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 19 programs are in clinical development. For more information, please visit www.agenusbio.com.

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding potential clinical trial activities, funding sources and timelines. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2012. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

References

1. Stupp, R., et al., Radiotherapy plus concomitant and adjuvant temozolomide for glioblastoma. N Engl J Med, 2005. 352(10): p. 987-96.

2. Maher EA, McKee AC. In: Atlas of diagnostic oncology. 3. Skarin AT, Canellos GP, editor. London: Elsevier Science; 2003. Neoplasms of the central nervous system; pp. 5–10.

3. Central Brain Tumor Registry of the United States (CBTRUS) 2010 CBTRUS statistical report: primary brain and central nervous system tumors diagnosed in the United States in 2004-2006. http://www.cbtrus.org/reports/reports.html

4. National Comprehensive Cancer Network clinical practice guidelines in oncology-central nervous system cancers. v.1.2010.

5. Stupp, R., et al., Radiotherapy plus concomitant and adjuvant temozolomide for glioblastoma. N Engl J Med, 2005. 352(10): p. 987-96.

6. Wen PY, DeAngelis LM. Chemotherapy for low-grade gliomas: emerging consensus on its benefits. Neurology. 2007;68(21):1762–1763. doi: 10.1212/01.wnl.0000266866.13748.a9.

Avastin is a registered trademark of Genentech.

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